UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

☒	Definitive Additional Materials

INSPIRE VETERINARY PARTNERS, INC.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No Fee Required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

INSPIRE VETERINARY PARTNERS, INC.

780 Lynnhaven Parkway

Suite 400

Virginia Beach, Virginia 23452

(757) 734-5464

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT MATERIALS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that on July 24, 2025, the holders of the majority of the voting power of the stockholders of Inspire Veterinary Partners, Inc., a Nevada corporation (the “Company” “we”, “us,” or “our”) approved the following action without a meeting of stockholders in accordance with Section 78.320(2) of the Nevada Revised Statutes:

The approval, in accordance with Nasdaq Listing Rule 5635(d), of the issuance of (i) shares of Common Stock issuable upon conversion of $10 million worth of shares of the Company’s Class B convertible preferred stock and shares of Common Stock issuable upon exercise of accompanying warrants, both issued pursuant to a securities purchase agreement with certain accredited investors (the “Purchase Agreement”) dated as of July 28, 2025 and (ii) up to $50 million worth of shares of the Company’s Common Stock issuable to an accredited investor pursuant to a common stock purchase agreement (the “ELOC Agreement”), dated as of July 29, 2025 (together with the Purchase Agreement, the “Private Placement”) including the issuance of shares in excess of the Exchange Cap.

Important Notice Regarding the Availability of Information Statement Materials

Pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, you are receiving this notice that the Information Statement is available on the Internet. This communication provides only a brief overview of the more complete Information Statement Materials. We encourage you to access and review all of the important information contained in the Information Statement Materials.

Follow the instructions below to view the Information Statement Materials or request printed or email copies.

Our Information Statement is available at www. https://ir.inspirevet.com/14c-materials/

If you want to receive a paper or e-mail copy of the Information Statement Materials, you must request one. There is no charge to you for requesting a paper or e-mail copy. Please make your request for a copy by one of the following methods:

●	Email to mward@inspirevet.com;

●	Mail to 780 Lynnhaven Parkway, Suite 400, Virginia Beach, Virginia 23452; or

●	Call (757) 734-5456.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY